Exhibit 99.1

Remarks by Michael E. Szymanczyk, Altria’s Chairman and Chief Executive Officer and David R. Beran, Altria’s Executive Vice President and Chief Financial Officer

2009 Consumer Analyst Group of NY (CAGNY) Conference

Boca Raton, FL

February 18, 2009

Remarks by Mr. Fleet

Good morning and thank you for joining us for today’s presentation.

Before Mike begins, our remarks today contain projections of future results. I direct your attention to the Forward-Looking and Cautionary Statement section at the end of today’s press release for a review of the various factors that could cause actual results to differ from projections. Altria reports its financial results in accordance with generally accepted accounting principles. Today’s presentation may contain various operating results on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations are available on our website, www.altria.com.

Now, it gives me great pleasure to introduce Mike Szymanczyk, Chairman and Chief Executive Officer of Altria Group, Inc.

Remarks by Mr. Szymanczyk

Thank you Cliff, and good morning everyone. Joining me here today are Dave Beran, Altria’s Executive Vice President and Chief Financial Officer and Murray Garnick, Altria’s Senior Vice President of Litigation.

My remarks this morning will focus on Altria’s total tobacco platform strategies and the external tobacco environment. Dave Beran will address our financial performance and individual operating company performance.

In addition to our tobacco companies and Philip Morris Capital Corporation, Altria also has a sizeable stake in the alcoholic beverage business, made up of a 28.5% holding of SABMiller plc., and 100% ownership of Ste. Michelle Wine Estates Ltd. Dave will briefly mention the results from these businesses, but we will not discuss them in any detail today. Instead, we will focus on tobacco.

Altria and its operating companies continue to be directed by our corporate mission, which is “To own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco consumers with superior branded products.” Our corporate culture is guided by five core values: Integrity, Trust and Respect; Passion to Succeed; Executing with Quality; Driving Creativity; and Sharing with Others. We pursue our mission by focusing our efforts on four core strategies: Investing in Leadership, Aligning with Society, Satisfying Adult Consumers, and Creating Substantial Value for Shareholders. Together, the mission, values and strategies are the keys to the long-term success of our business and are being instilled in our recently acquired UST businesses.

The last 12 months have been ones of remarkable and transformative change at Altria:

•	First, Altria completed the spin-off of Philip Morris International and, in conjunction with the spin-off, completed a significant restructuring and moved its headquarters to Richmond, Virginia;

•	Second, Altria successfully integrated John Middleton Co., with its leading Black & Mild brand, into the Altria family of companies; and finally

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In January 2009, Altria acquired UST Inc. and its smokeless tobacco subsidiary, U.S. Smokeless Tobacco Company, to gain immediate scale in the highly profitable and growing moist smokeless tobacco category.

With this acquisition, Altria has evolved into the premier tobacco company in the United States with three tobacco operating companies. They are Philip Morris USA in cigarettes, U.S. Smokeless in MST and John Middleton in machine-made large cigars. Each company has strong brands and is exceedingly well positioned to deliver strong returns to shareholders.

I want to spend most of my time this morning describing how we are profitably building our position in the total tobacco space here in the U.S.

There are an estimated 60 million adult consumers participating in the total tobacco space in the United States, or approximately 26.6% of all adults in the U.S. This number has remained relatively constant in recent years. These adult consumers spent an estimated $80 billion on tobacco products at retail in 2008, an amount that has been increasing over the past few years.

While cigarette industry volume decline rates have accelerated to about 4% per year, smokeless tobacco and cigar volume growth have offset much of the volume decline in the cigarette category, growing approximately 7% and 4%, respectively. As a result, total tobacco space volumes have been declining only slightly in recent years. Over the last five years, total tobacco volumes based on poundage have declined at an estimated 1% rate per year.

The total tobacco space is also very profitable, with an estimated manufacturers’ profit pool of $11.4 billion in 2008. This profit pool has been growing moderately for the past several years.

The three largest categories within the total tobacco space are cigarettes, smokeless tobacco and cigars. Cigarettes are the largest category with an estimated $70 billion in retail sales and a manufacturers’ profit pool of approximately $9 billion in 2008. Smokeless tobacco is the next largest category with about $4 billion in retail sales and an estimated manufacturers’ profit pool of about $1.2 billion in 2008. Machine-made large cigars are the third largest category with an estimated $3.4 billion in retail sales and an estimated manufacturers’ profit pool of $550 million in 2008. Combined, these three categories represent over 95% of the total tobacco manufacturers’ profit pool.

Altria’s tobacco operating companies have leading positions in these three largest tobacco categories.

•	Within the cigarette category, PM USA had a 50.7% retail share and an estimated 56% share of manufacturers’ profit pool in 2008;

•	Within the MST category, U.S. Smokeless had a 57.4% share and an estimated 72% share of manufacturers’ profit pool in 2008; and

•	Within the machine-made large cigar category, John Middleton had a 29.1% retail share and an estimated 33% share of manufacturers’ profit pool in 2008.

Combined, in 2008 our operating companies had an estimated 48% retail share of the total tobacco space and an estimated 53% of the total tobacco profit pool.

Given our strong positions in the three largest tobacco categories, we believe that no other company is as well positioned to continue growing profitability as adult tobacco consumer preferences evolve. Because the annual estimated profitability per adult tobacco consumer is relatively equal for cigarettes and MST, and our cigar margins are superior to those of cigarettes, volume shifts from cigarettes to these other tobacco categories are virtually profit neutral.

Just as we are uniquely positioned to grow in the total tobacco space, we are also uniquely positioned in the way we grow. That’s because our position in total tobacco is anchored by four very strong premium brands, Marlboro in cigarettes, Copenhagen and Skoal in MST, and Black & Mild in machine-made large cigars. These brands share common characteristics:

•	First, sizeable retail share of category;

•	Second, strong demographic profiles among adult tobacco consumers; and

•	Third, high brand loyalty that sustains premium pricing.

Marlboro is the leading cigarette brand in the United States and achieved a record 41.6% retail share in 2008, making it both the nation’s largest and fastest growing cigarette brand. To put this another way, Marlboro’s retail share is larger than the combined share of the next 17 largest competitive cigarette brands. Additionally, Marlboro has extraordinary loyalty scores, with over 90% of Marlboro adult smokers purchasing the brand 100% of the time. Marlboro accomplishes this while sustaining pricing approximately 40% higher than the lowest-priced products in the marketplace.

Black & Mild is the second largest and fastest growing machine-made large cigar brand in the country, with a retail share of 28.3% in 2008. Black & Mild Original 5-Pack is the categories’ #1 SKU. With its unique blend, Black & Mild’s product is superior compared to other machine-made large cigars. Adult smokers rank Black & Mild as #1 in taste, aroma and tobacco quality. The brand is well positioned to be the best any day cigar adult smokers enjoy because of its smooth taste and pleasant aroma.

Copenhagen is the number one premium MST brand with a 24.1% share in 2008. Among adult MST consumers, Copenhagen has a high loyalty score of 84%. Skoal is the number two premium MST brand in the U.S. with a 23.0% share. Skoal also has a high loyalty score of 79%. Copenhagen is the authentic MST brand with a rich history that dates back to 1822. Skoal is the most innovative and approachable MST brand, which positions the brand to capitalize on category growth. Among adult MST consumers, Copenhagen and Skoal are recognized as having the highest perceived quality and overall product appeal by a wide margin. Both brands are priced approximately 100% higher than the leading discount brand at retail, and have experienced moderate share losses, but at a rate less than their price gap might indicate, demonstrating the strong equity of these brands.

These are four great brands. But it’s not enough to just have great brands. Our goal is to build their share of category while growing their margins. We do both using something we call our brand value equation, or our five P’s. It’s a system made up of positioning, packaging, promotion, price, and product, all working together to give adult tobacco consumers the best overall value in the marketplace.

Today, we deliver a brand’s value equation to adult consumers through two very powerful pieces of infrastructure:

•	PM USA’s sales and distribution system; and

•	PM USA’s one-to-one consumer engagement system.

Our tobacco products are distributed through about 750 direct wholesalers and 400,000 retail outlets. PM USA’s sales force calls on over 240,000 retailers at least once per month. These retailers represent approximately 97% of our total tobacco portfolio volume. Over 200,000 of these retail outlets are contracted under PM USA’s Retail Leaders program, which encourages responsible merchandising of our cigarette products and programs. In 2008, the PM USA sales force demonstrated its ability to successfully expand beyond cigarettes by representing John Middleton’s cigar business.

Distribution levels at retail, brand presence, promotion availability, and price communication are determined by these retail stores. A majority of these stores participate in “We Card” or similar programs and are non-self-service with actual face-to-face transactions, which help minimize underage sales. Because we don’t own or operate any retail stores, it’s important that retailers view our sales people as experts that help them responsibly grow their category profits. And they do – for the last six years PM USA’s sales force has been rated #1 overall, and in almost every category measured, by Convenience Store News in its poll of c-store operators.

While PM USA’s sales and distribution system touches adult tobacco consumers at the point of purchase, PM USA’s one-to-one consumer engagement system touches them through the mail, the Internet, and at adult-only facilities at bars, auto races, and other innovative events. These programs have historically been for those 21 or older who use tobacco products, and that will be the case for John Middleton and U.S. Smokeless products as we complete the integration of these companies.

The one-to-one programs are consumer researched, and participants are adult consumers who have elected to join PM USA’s database. Today, PM USA’s database has access to over 30 million tobacco consumers age 21 or older. During 2009, we will integrate our smokeless and cigar brands into a single one-to-one consumer engagement system.

The Marlboro brand is a terrific case study in how we build a brand’s value equation with adult consumers by using the responsible marketing infrastructure just described. For example:

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In 2008, PM USA reinforced the brand’s positioning as “the cigarette men smoke for flavor” with a four-month long promotion called “Flavorchase.” Flavorchase was communicated to adult tobacco consumers at the retail point of sale, through direct mail, on packaging, and at bar events.

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Also in 2008, Marlboro re-launched a lineup of 72mm products in five packings with new, contemporary packaging in a more compact size. The package was positioned for adult consumers as “flavor for a short break.”

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In the second half of 2008, Marlboro’s bonus pack promotion offerings were converted from buy one get one free to a price-off bonus pack in order to increase promotion efficiency while still offering incentives on Marlboro line extensions to adult smokers of competitive brands.

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Throughout 2008, Marlboro used “Special Price Promotions” to efficiently deliver pricing in states where focusing on the price gap was necessary to remain competitive. Marlboro also used direct mail to deliver price-off coupons to adult smokers aged 21 or above in these geographies.

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Finally, at the end of 2008, Marlboro launched new Marlboro Snus in Arizona and upgraded its Marlboro Snus test markets in Dallas and Indianapolis. Marlboro Snus is a spit-free smokeless tobacco pouch alternative designed for adult smokers. This new product is based on prior test market learnings. Marlboro Snus is now delivered in a convenient re-closeable foil pack with six tobacco pouches. The varieties include Rich, Mild, Spearmint, and Peppermint. This new approach is more efficient, resulting in an average retail price of $2.35 in Dallas, for example, versus an average price of $4.81 for a pack of Marlboro cigarettes.

Together, the five P’s of our value equation provide a framework to enhance Marlboro’s equity, enabling the brand to grow its retail share to a record 41.6% in 2008 and increase its margins.

John Middleton has already begun to apply our value equation approach to Black & Mild cigars as well.

•	The brand has a new positioning, “Enjoy Black & Mild,” that communicates the product as the best any day cigar for adult smokers because of its unique taste and aroma;

•	The brand has refreshed its packaging to provide a more premium look that reinforces the brand’s positioning;

•	Black & Mild has developed a number of in-store promotions designed to improve distribution at retail;

•	The brand offers a variety of price points with unique packaging to adult consumers; and

•	Beginning in 2009, the brand introduced Black & Mild Wood Tip cigars as an attractive alternative to plastic-tipped cigars.

These elements helped Black & Mild grow its retail share in 2008, and position the brand for future growth.

In 2009, U.S. Smokeless will begin applying our value equation approach to its brands. Both Copenhagen and Skoal have exciting plans in all five value equation areas that will unfold throughout the year.

I know investors are curious about our plans for these MST brands. For competitive reasons, I won’t reveal them today, but be assured that what you see U.S. Smokeless doing during 2009 is all part of a well-thought out approach to using the value equation to build brand franchises in our smokeless business.

So, we are well positioned in the total tobacco space in the U.S. And, we have four terrific brands with the strategies and infrastructure to grow the share and profitability of our tobacco companies.

Our other essential strategy for success is our approach to applying financial discipline to our business through effective cost management.

We have two core strategies focused on cost:

•	First, we leverage key services necessary to our operating companies so they aren’t replicated in each operating unit; and

•	Second, PM USA reduces cigarette-related infrastructure ahead of cigarette volume declines.

In 2008, after the spin of PMI, we used the relocation of Altria to Richmond, Virginia as an opportunity to position a new leveraged services operation called Altria Client Services, or ALCS.

Previously, Altria’s operating companies — international tobacco, food, and beer — each had a different set of infrastructure requirements, making it difficult to create synergies among them.

Today, in our total tobacco business model, our three tobacco operating companies will focus primarily on two things – brand management and manufacturing. These businesses share similar trade and distribution channels, and some adult consumer overlap, allowing us to leverage services across all three businesses. Altria plans to support these businesses with three central service functions:

•	Altria Client Services;

•	Altria Sales & Distribution Services; and

•	Altria Consumer Engagement Services.

ALCS is Altria’s internal provider of Finance, Human Resources, Information Services, Purchasing, Law, R&D, Government Affairs and other general and administrative support functions. ALCS is using the UST acquisition as an opportunity to further lower costs and improve effectiveness. In January this year, we announced an additional $200 million in cost reductions, most of which are planned to come from corporate and SG&A areas.

Altria Sales & Distribution Services will be created by combining the sales forces from PM USA and U.S. Smokeless. The new entity will service all three tobacco companies with an organization the size of PM USA’s sales force before the UST integration. We expect this new organization will provide increased retail store coverage and better execution at retail, including improved product freshness, better merchandising, and more effective management of promotions.

Altria Consumer Engagement Services is being established to plan and execute one-to-one adult consumer programs across the three tobacco businesses. The core of this infrastructure is that of PM USA’s Marketing Services organization. Consolidating this area reduces vendors and training costs, and ensures that all marketing services operate consistently with Altria’s mission and values.

Leveraging shared services across multiple revenue-producing units creates great organizational and cost efficiencies, and supports the addition of revenue streams in a cost-effective manner. Altria is integrating UST’s businesses in 2009, yet we plan to add almost no headcount to the total Altria organization as a result of both these synergies and cigarette infrastructure declines. By the end of 2009, total headcount is projected to be almost the same as it was at year-end 2008, despite the addition of U.S. Smokeless and Ste. Michelle Wine Estates and their associated manufacturing operations.

Additionally, this leveraged services model sustains a successful sales and marketing infrastructure, and retains talented employees, even though PM USA’s cigarette volumes are declining. As competitors may be forced to reduce in these areas to sustain profitability, our tobacco businesses should become even more competitive in the marketplace.

Our second cost-reduction strategy is to reduce PM USA’s cigarette infrastructure ahead of cigarette volume declines.

In 2000, PM USA ceased production at its Louisville cigarette production facility. The PM USA headquarters’ staff moved to Richmond, Virginia in 2003 and 2004, resulting in headcount reductions. In 2007, the company announced the planned closure of its Cabarrus, North Carolina manufacturing facility by the end of 2010. In addition to these reductions, PM USA made reductions in G&A areas. As its cigarette business shrinks, PM USA is redesigning its approach to managing manufacturing so attrition can be used as the primary tool to keep it right sized, once the Cabarrus closure is completed.

These two cost reduction strategies of leveraging shared services and reducing cigarette-related infrastructure have already created significant shareholder value. Altria delivered $640 million in cost savings in 2007 and 2008, and plans to deliver $860 million more by 2011, for total cost reductions of $1.5 billion versus 2006.

I would now like to make a few comments on the external tobacco environment including the outlook for tobacco excise taxes and the overall litigation environment.

For a variety of reasons, our tobacco businesses have consistently opposed tobacco tax increases that unfairly impact adult tobacco consumers. Excessive increases in tobacco taxes:

•	Encourage illegal activity such as smuggling or other contraband trade;

•	Cost jobs, and harm legitimate retailers and small businesses; and finally

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Unfairly burden adults who use tobacco products, while failing to address systemic financing problems facing federal, state and local governments. For example, an increase in the federal excise tax adversely impacts state revenues from excise taxes and Master Settlement Agreement payments.

A few weeks ago, President Obama signed a bill to increase the federal excise tax on tobacco products effective April 1, 2009, to fund the Children’s Health Insurance Program. This legislation is similar to bills passed in 2007, which were vetoed by President Bush. Although we were disappointed with the tax increases in the bill, we were pleased that the legislation harmonized the tax rates on cigarettes, little cigars and roll-your-own tobacco products. Little cigars and roll-your-own tobacco products previously had a significant federal tax advantage over cigarettes.

46 states currently face budgetary deficits and many Governors have publicly expressed their intention to include cigarette state excise tax increases in their budgets. In 2009, 23 states have introduced bills to increase cigarette excise taxes, two bills were defeated and two bills have passed. Altria is closely monitoring this situation to ensure that adult consumers’ and shareholders’ interests are considered appropriately as these increases are evaluated by the states.

With the acquisition of U.S. Smokeless, one of Altria’s top state legislative priorities is the conversion of MST excise taxes from “ad valorem” to weight-based, which is consistent with cigarette excise taxes and the Federal MST tax methodology. Currently, 35 states use an “ad valorem” methodology, which is calculated as a percent of the price of the product. This results in an unfair competitive advantage for discount MST manufacturers over premium manufacturers, and potentially less tax revenues to the State in comparison to the weight-based approach. Under the weight-based tax that we support, MST cans of equal weight will pay equal taxes. We believe that this is the fair and reasonable method of taxation on MST products.

Altria and its operating companies are well prepared for a more challenging taxation environment by:

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Offering adult tobacco consumers a diverse tobacco product portfolio as consumers have demonstrated a propensity to shift their tobacco consumption between categories due to higher prices caused by tobacco tax increases;

•	Optimizing marketing spending to address shifting price gaps appropriately; and finally

•	Appropriately aligning cost structures to reflect potentially lower volumes.

These steps should allow Altria to continue increasing its earnings.

In 2008, the litigation environment remained quite manageable. For several years, we have continued to see a sharp, downward trend in individual cases, with the exception of the Florida Engle progeny cases. In 2008, for the first time in 16 years, no tobacco case was tried to verdict against any U.S. cigarette manufacturer. And, with respect to appeals, we have seen a striking decline in recent years: the amount of damages at issue in appeals against the company has declined by over 99%.

Relative to “Lights” class action litigation, the U.S. Supreme Court recently decided the Good case and ruled that federal law does not preempt certain state law consumer protection claims. That decision did not address the merits of the litigation; the decision simply allows the litigation to proceed in state and federal courts, which have increasingly denied class certification in these cases. We have won 10 cases on the ground that class certification was improper, including the last six class certification contests. As of today, only three statewide Lights class action cases have been certified – Craft, Curtis, and Aspinall. We have strong defenses to these cases, which are not expected to go to trial until next year at the earliest, if they get that far.

Regarding the Engle progeny cases, in 2006, the Florida Supreme Court decertified the Engle class but allowed former class members to file individual lawsuits by January 11, 2008. Between 8,000 and 9,000 smokers have filed claims.

We believe these individual suits are manageable and ultimately will not be any more successful than other smoking and health cases. The vast majority of the cases are stayed or inactive. However, we expect to see a number of trials of these cases this year. The first case, Hess, is currently in trial. So far, the jury has only decided the threshold question of whether the plaintiff can proceed in this case as a member of the now decertified Engle class. PM USA has strong factual and legal challenges to these suits. Already the federal courts have ruled that the plaintiffs’ claims are legally flawed. An appeal to the federal appeals court is pending.

In short, PM USA’s litigation environment, while still challenging, remains stable. PM USA has vigorously defended these claims for decades and this approach will not change in the future.

Now, I would like to introduce Dave Beran, Altria’s CFO.

Remarks by Mr. Beran

Thanks Mike. In my remarks today, I will discuss Altria and its operating companies’ 2008 business results and 2009 strategies. I will also discuss Altria’s balance sheet and commitment to return cash to shareholders.

Overall, Altria delivered strong financial results in 2008, driven by mid-single digit growth in operating companies income, and lower corporate expenses and SG&A costs.

•	Net revenues were up 3.7% to $19.4 billion;

•	Adjusted operating companies income increased 4.6% to $5.3 billion;

•	Corporate expense and SG&A cost reductions totaled $239 million; and finally

•	Adjusted diluted earnings per share from continuing operations were up 10%, which met our 2008 EPS guidance.

At the operating company level, PM USA delivered strong 2008 business results in a challenging environment as it successfully balanced share and income growth in the cigarette category while continuing to make disciplined investments in adjacent categories, such as snus.

PM USA’s net revenues increased 1.5% to $18.8 billion and its adjusted operating companies income increased 2.5% to $5.0 billion. Increased profitability was partially due to higher operating margins, which increased six tenths of a percentage point to 33.3% on an adjusted basis. Margin expansion was driven by increased pricing and the continued impact of PM USA’s cost reduction programs.

PM USA’s domestic cigarette shipment volume declined 3.2% to 169.4 billion units, but was estimated to be down approximately 4% when adjusted for changes in trade inventories and calendar differences.

PM USA partially offsets cigarette industry volume declines by growing Marlboro’s retail share. PM USA’s 2008 retail share increased 0.1 share points to 50.7%, primarily due to Marlboro’s strong retail share performance, which increased by 0.6 share points to a record 41.6%. Marlboro’s share growth was well balanced, with share growth from both the non-menthol and menthol components of the brand. Its national price gap remained in the range of 39% to 43% throughout 2008. During the last economic downturn in 2002, price gaps were as high as 75%. PM USA will continue to closely monitor Marlboro’s price gap versus the lowest effective price cigarettes.

For 2009, PM USA’s strategies within the cigarette category are as follows:

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First, continue to balance overall income and Marlboro’s retail share growth. The company plans to monitor the economic environment’s impact on Marlboro’s adult consumers closely and ensure that the brand’s value equation is appropriate;

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Second, PM USA will focus its investment strategy behind its portfolio brands, Basic, Virginia Slims, Parliament and L&M. PM USA’s strategy is to maximize the long-term profitability of these brands through focused regional investment spending; and finally

•	Continue reducing costs ahead of volume declines to expand margins.

2009 is expected to be a challenging year for all companies, but we believe that PM USA is uniquely positioned for success. Careful management of the value equation on Marlboro, balanced with appropriate cost reductions, positions the company for success in 2009 and beyond.

Turning to our new smokeless business, in 2008 net revenue for U.S. Smokeless declined 3.1% to $1.5 billion and adjusted operating profit declined 1.5% to $848 million. U.S. Smokeless’ total MST volume in 2008 was unchanged versus 2007 at 659 million cans, but was up 1.2% when adjusted for an extra billing day in 2007. Premium MST volume declined 1.1% to 549 million cans and was unchanged on an equivalent billing day basis. Discount volume increased 6.1% to 110 million cans and increased 7.1% on an equivalent billing day basis.

In 2008, U.S. Smokeless’ MST total share was 57.4%. As Mike mentioned earlier, we are focused on enhancing the value equation on Copenhagen and Skoal in 2009 to position them for moderate retail share growth in the future. Additionally, U.S. Smokeless plans to:

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Complete the integration into the Altria family of companies, including relocating its corporate headquarters to Richmond, Virginia, fully leveraging the sales and distribution and one-to-one consumer engagement systems that Mike described; and

•	Realize the cost savings as quickly as possible to more than offset the increased investment spending on our smokeless brands.

Now let’s turn to Altria’s third tobacco operating company, John Middleton, one of the country’s leading machine-made large cigar manufacturers.

John Middleton also had strong business results in 2008. The company reported 2008 net revenues of $387 million and adjusted OCI of $182 million. Middleton’s 2008 cigar shipment volume increased 6.2% versus the prior-year period to 1.3 billion units.

Black & Mild, with its unique pipe tobacco blend, increased its 2008 share of the growing machine-made large cigar segment by 2.8 share points to 28.3% versus the prior-year period. Middleton capitalized on PM USA’s sales and distribution infrastructure and expertise to help grow Black & Mild by increasing the brand’s retail distribution and visibility.

In 2009, Middleton plans to continue broadening the appeal of Black & Mild to adult cigar smokers by:

•	First, continuing to establish the new retail merchandising platform;

•	Second, continuing to build brand equity through the new “Enjoy Black & Mild” equity campaign; and finally

•	Accelerating Black & Mild’s new product introductions with an array of new product offerings.

Now, let’s turn to the recently acquired wine business, which is a new category for Altria. Ste. Michelle Wine Estates is the fastest growing premium top-ten wine producer in the U.S. with wineries located in Washington State, California and Oregon. The company produces and markets premium wines sold nationally under more than twenty different labels including Columbia Crest, Stag’s Leap Wine Cellars and Chateau Ste. Michelle.

Ste. Michelle Wine Estates had strong business results in 2008 as it benefited from core brand growth and the acquisition of Stag’s Leap Wine Cellars. Net revenues increased 19% to $421 million and its adjusted operating profit increased 19.1% to $73 million. Unit volume increased 14.9% to over six million cases.

Ste. Michelle Wine Estates has a “string of pearls” strategy. By that, I mean that Ste. Michelle Wine Estates has acquired unique premium wine properties, or pearls, each with its own legacy and market leadership in key wine segments. Together these pearls deliver strong revenue and income growth through a centralized sales force.

In 2009, Ste. Michelle plans to grow operating profits by:

•	Increasing unit volume and improving margins; and

•	Expanding distribution in the U.S. and globally, with a focus on increasing distribution on top-selling products.

Altria’s wine business complements the 28.5% economic interest in SABMiller, one of the world’s leading brewers. The market value of this interest on a pre-tax basis has grown from $3.4 billion to $7.1 billion as of January 31, 2009. Since 2002, when Altria first held an economic interest in the company, the SABMiller investment has benefited Altria by:

•	Contributing $2.8 billion in equity earnings to Altria, which includes $467 million in 2008;

•	Paying $1.1 billion in dividends to Altria; and finally

•	Continuing to be a strong component of our balance sheet.

We look forward to learning more about the wine business, as well as evaluating the best ways to maximize returns to shareholders from these alcoholic beverage investments.

Turning to our financial service business, Philip Morris Capital Corporation. The company reported operating companies income of $71 million in 2008. PMCC’s results included a $100 million, non-cash allowance for losses as a result of credit rating downgrades of certain lessees and overall financial market conditions. This was more than offset by the impact of gains on asset sales and income generated from PMCC’s lease portfolio.

PMCC’s portfolio remains strong with approximately 74% of its lessees rated investment grade by Moody’s Investor Services and Standard & Poor’s rating agencies. Net Finance Receivables, which represents PMCC’s outstanding investment balance with third party lessees, totaled $5.8 billion at year-end 2008, down from $6.2 billion at year-end 2007, reflecting the impact of asset sales and rents received during the year. PMCC is no longer making new investments, but continues to manage its portfolio of assets in order to maximize financial contributions to Altria.

Now I would like to discuss Altria’s balance sheet and capital structure. First, we are very pleased to have completed the financing of the UST acquisition. Our plan was to extinguish the temporary bridge loan facilities in a financially disciplined manner, taking into account Altria’s capital structure and future cash flow streams. In only three months, Altria issued $11 billion in long-term notes despite significant volatility in the credit markets. These notes have a weighted average coupon of 9.3% with maturities ranging from 18 months to 30 years. This range of maturities allows Altria greater flexibility in managing our balance sheet in the future. Including this financing, our debt to EBITDA ratio would be two to one, based on Altria’s and UST’s 2008 pro-forma financial results.

Altria has two key objectives for managing its balance sheet. First, Altria remains committed to retaining its current investment grade credit ratings, enabling us to have access to both the long-term and short-term debt markets. Second, Altria preserves and protects its strong liquidity position through conservative financial management of our operating companies’ cash flow. This allows Altria to support its business operations, shareholder dividends, capital expenditures and debt service. Historically, in mid-April, Altria and its operating companies have large cash outflows for tobacco settlement payments, taxes and dividend payments. We typically access the commercial paper market during that period, which only has depth for investment grade companies, which is why our ratings are critically important. Our commercial paper is backstopped by a $3.5 billion revolving credit facility.

Altria remains committed to returning a large amount of cash to shareholders, primarily in the form of dividends, and expects to maintain a targeted dividend payout ratio of approximately 75% of net earnings. In August 2008, Altria increased its quarterly dividend by 10.3% to an annualized rate of $1.28 per common share, which equates to annualized dividend payments of over $2.6 billion. Altria has increased its dividend 41 times over the past 39 years and the dividend has increased by over 7 percent per year since 2004. While some companies have eliminated or significantly reduced their dividends since the beginning of the economic slowdown, Altria remains committed to returning cash to its shareholders through dividends.

Last year the company also repurchased $1.2 billion of its own stock. Altria is not planning to repurchase its stock in 2009, which gives us an opportunity to monitor any economic impacts on our businesses and protect our investment grade credit ratings. We plan to evaluate our share repurchase plan again in the first quarter of 2010.

As we enter 2009, Altria and its businesses face a challenging economic environment. With this as a backdrop, our guidance is prudent in what we think is likely to be a challenging year for almost all companies. Our 2009 guidance reflects the following assumptions:

•	First, increased tobacco excise taxes, including the recently-passed federal excise tax increase;

•	Second, increased investment spending to support the growth of our smokeless brands;

•	Third, delivering savings in line with our cost management programs;

•	Fourth, increased pension expenses; and finally

•	No share repurchases in 2009.

Altria reaffirms that its 2009 adjusted EPS from continuing operations is expected to increase to a range of $1.70 to $1.75 per share. This represents a 3% to 6% growth rate from an adjusted base of $1.65 per share in 2008.

I will now turn it back to Mike to close.

Remarks by Mr. Szymanczyk

Thanks, Dave. 2009 will be a busy year for Altria as we execute the UST integration and continue optimizing our cost structure in this challenging environment. We are confident of delivering adjusted EPS growth of 3% to 6% in 2009. When these results are combined with the current dividend yield of approximately 7.5%, Altria remains a very compelling investment.

We believe our family of companies have inherent competitive advantages and are uniquely positioned for success:

•	First, our tobacco businesses are anchored by four strong brands that are well positioned in the three largest and most profitable tobacco categories;

•	Second, our tobacco businesses have superior brand-building infrastructure that enhances the equity of our tobacco brands, and should allow Altria to sustain and grow profitability into the future;

•	Third, Altria and its family of companies are financially disciplined with aggressive cost-management strategies to reduce costs, improve efficiencies, and increase our ability to compete; and finally

•	Altria has a strong balance sheet and remains committed to returning cash to its shareholders through dividends.

I expect these combined strengths will enable Altria to continue delivering strong returns to shareholders in 2009 and beyond.

Thank you for the opportunity to speak with you. We would now be happy to answer any questions.

Forward-Looking and Cautionary Statements

These remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in these remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Report on Form 10-Q for the period ended September 30, 2008. These factors include the following: Altria’s tobacco subsidiaries (PM USA, U.S. Smokeless and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments;

health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

There can be no assurance that Altria will achieve the synergies expected of the UST acquisition or that the integration of UST will be successful.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures

The companies report their financial results in accordance with generally accepted accounting principles (GAAP). Today’s remarks may contain various operating results on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations can be found posted to our website at www.altria.com as well as in the accompanying slides.